Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 22, 2011, for the years ended December 31, 2010 and 2009, related to the financial statements of DNA Precious Metals, Inc., and the unaudited report for the nine months ended September 30, 2011 and 2010 dated October 31, 2011 which appear in DNA Precious Metals, Inc’s Registration Statement on Form S-1 filed on or about December  15, 2011.

/s/ KBL, LLP
New York, NY
December 15, 2011